EXHIBIT 23.2

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the use in this Registration Statement of Form SB-2 of our report dated Febuary 11, 1998, of our audit of the financial statements of American Champion Entertainment, Inc. We also consent to the reference to our firm under the caption "Experts" in the Prospectus forming part of such Registration Statement.



/s/Moss Adams

San Francisco, California
June 30, 1998